SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

SCHEDULE 13D/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Ritchie Bros. Auctioneers Incorporated
(Name of Issuer)

Common Shares, without par value
(Title of Class of Securities)

767744105
(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

ELEAZER KLEIN, ESQ.

ADRIANA SCHWARTZ, ESQ.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

(212) 756-2000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

**
(Date of Event which Requires
Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

(Page 1 of 19 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

** Due solely to changes in the outstanding Common Shares of the Issuer, the Reporting Persons no longer beneficially own more than 5% of the Issuer’s Common Shares and the Reporting Persons are voluntarily exiting the reporting system.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 767744105	SCHEDULE 13D/A	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value and Opportunity Master Fund III LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.3%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value and Opportunity Master Fund L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 210,792 (including 203,257 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 210,792 (including 203,257 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,792 (including 203,257 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value and Opportunity S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 491,848 (including 474,267 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 491,848 (including 474,267 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 491,848 (including 474,267 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 767744105	SCHEDULE 13D/A	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value and Opportunity C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 372,400 (including 359,088 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 372,400 (including 359,088 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 372,400 (including 359,088 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON Starboard X Master Fund II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 955,592 (including 921,434 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 955,592 (including 921,434 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 955,592 (including 921,434 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.3%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,265,036 (including 4,112,580 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.3%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 767744105	SCHEDULE 13D/A	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,327,992 (including 1,280,522 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,327,992 (including 1,280,522 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,327,992 (including 1,280,522 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 210,792 (including 203,257 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 210,792 (including 203,257 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,792 (including 203,257 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 12 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Value R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,538,784 (including 1,483,779 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,538,784 (including 1,483,779 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,538,784 (including 1,483,779 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 767744105	SCHEDULE 13D/A	Page 13 of 19 Pages

1	NAME OF REPORTING PERSON STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 767744105	SCHEDULE 13D/A	Page 14 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Principal Co LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 15 of 19 Pages

1	NAME OF REPORTING PERSON Starboard Principal Co GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 767744105	SCHEDULE 13D/A	Page 16 of 19 Pages

1	NAME OF REPORTING PERSON Jeffrey C. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 17 of 19 Pages

1	NAME OF REPORTING PERSON Peter A. Feld
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 7,026,415 (including 6,775,252 Common Shares issuable upon conversion of Preferred Shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 767744105	SCHEDULE 13D/A	Page 18 of 19 Pages

The following constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned (“Amendment No. 1”). This Amendment No. 1 amends and supplements the Schedule 13D as specifically set forth herein. Capitalized terms used herein and not otherwise defined in this Amendment No. 1 have the meanings set forth in the Schedule 13D, as amended. This Amendment No. 1 is the final amendment to the Schedule 13D and constitutes an “exit filing” for the Reporting Persons.

Item 4.	PURPOSE OF TRANSACTION.

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

Due solely to changes in the outstanding Common Shares of the Issuer, the Reporting Persons no longer beneficially own more than 5% of the Issuer’s Common Shares and the Reporting Persons are voluntarily exiting the reporting system. This Amendment No. 1 is being filed solely as a result of such change.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER.

Items 5(a), (b), and (e) of the Schedule 13D are hereby amended and restated as follows:

(a)	The percentages used in this Schedule 13D/A are calculated based upon 181,788,431 Common Shares outstanding as of March 29, 2023, as reported in the Issuer’s Amendment No. 1 to the Current Report on Form 8-K/A filed with the SEC on April 4, 2023, and assumes the conversion of the reported Preferred Shares.

See rows (11) and (13) of the cover pages to this Schedule 13D/A for the aggregate number of Common Shares and percentage of the Common Shares beneficially owned by each of the Reporting Persons. The filing of this Schedule 13D/A shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

(b)	See rows (7) through (10) of the cover pages to this Schedule 13D/A for the number of Common Shares as to which each Reporting Person has the sole or shared power to vote or direct the vote and sole or shared power to dispose or to direct the disposition.

(e)	March 29, 2023.

CUSIP No. 767744105	SCHEDULE 13D/A	Page 19 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 10, 2023

Starboard Value and Opportunity Master Fund III LP

By: Starboard Value A LP,

its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

its general partner

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

its general partner

Starboard X Master Fund II LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE A LP

By: Starboard Value A GP LLC,

its general partner

STARBOARD VALUE L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE A GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Feld*

* Pursuant to a Power of Attorney attached as Exhibit 24.1 to the Schedule 13D filed by the Reporting Persons on March 6, 2023.